EXHIBIT 2

AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of NextGen Bioscience Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and together will constitute one agreement.

Date: December 6, 2007	OXON LIFE SCIENCE LIMITED

/s/ Lars Christiansen
By: ___________________________________
Lars Christiansen
Authorized Signatory

Date: December 6, 2007	/s/ Lars Christiansen
____________________________________
Lars Christiansen